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                                  EXHIBIT 12.3


                        PINNACLE WEST CAPITAL CORPORATION
                   COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                Nine Months                             Twelve Months Ended
                                                    Ended                                   December 31,
                                               September 30,      ----------------------------------------------------------------
                                                    2003            2002          2001          2000          1999          1998
                                               -------------      --------      --------      --------      --------      --------
Earnings:
   Income from Continuing ..................      $184,580        $206,198      $327,367      $302,332      $269,772      $242,892
     Operations
   Income Taxes ............................        98,530         132,228       213,535       194,200       141,592       138,589
   Fixed Charges ...........................       174,982         219,651       211,958       202,804       194,070       201,184
                                                  --------        --------      --------      --------      --------      --------
     Total .................................       458,092         558,077       752,860       699,336       605,434       582,665
                                                  ========        ========      ========      ========      ========      ========

Fixed Charges:
   Interest Expense ........................       151,539         187,512       175,822       166,447       157,142       163,975
   Estimated Interest Portion of
     Annual Rents ..........................        23,443          32,139        36,136        36,357        36,928        37,209
                                                  --------        --------      --------      --------      --------      --------
     Total Fixed Charges ...................       174,982         219,651       211,958       202,804       194,070       201,184
                                                  ========        ========      ========      ========      ========      ========
Ratio of Earnings to Fixed Charges
   (rounded down) ..........................          2.61            2.54          3.55          3.44          3.11          2.89
                                                  ========        ========      ========      ========      ========      ========